UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2005

Orchid Cellmark Inc.

(Exact name of the registrant as specified in its charter)

Delaware	000-30267	22-3392819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4390 US Route One, Princeton, NJ 08540

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 750-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 9, 2005, the Registrant entered into Amendment number 2 to the lease agreement with Duke Realty Limited Partnership dated as of February 15, 1996, as amended, to extend its lease of the facility located at 1400 Donelson Pike, Nashville, Tennessee through October 31, 2010. Under the terms of the amended agreement, the Registrant will pay Duke Realty Limited Partnership annual minimum rent of $165,547 in the first year, $168,858 in the second year, $172,235 in the third year, $175,680 in the fourth year and $179,193 in the fifth year, payable in monthly installments over the period of the lease. In addition, the Registrant will pay additional rent (as defined in the agreement) as provided for in the lease, as amended. The Registrant also has an option, subject to certain conditions, to extend the lease for two additional five-year periods.

On August 8, 2005, the Registrant entered in a lease agreement with Valwood Service Center I, Ltd. for the lease of approximately 21,106 square feet of a facility located at 13988 Diplomat Drive, Farmers Branch, Texas. This agreement will commence on December 15, 2005 for a ten-year term, with annual minimum rent of $179,401 during years one through five, and $202,618 during years six through ten, payable in monthly installments over the period of the lease. In addition, the Registrant will pay additional rent (as defined in the agreement) as provided for in the lease. The Registrant also has an option, subject to certain conditions, to extend the lease for two additional five-year periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Date: August 11, 2005	By:	/s/ Paul J. Kelly
	Name:	Paul J. Kelly
	Title:	President and Chief Executive Officer